Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847-439-2210

COMPANY CONTACT:	MEDIA CONTACT:
James M. Froisland	Katie Wood Znameroski
Senior Vice President, Chief Financial Officer,	Edelman
Chief Information Officer and Corporate Secretary	312-240-2827
847-718-8020

FOR IMMEDIATE RELEASE

FRIDAY, January 9, 2009

Material Sciences Announces Third Quarter Fiscal 2009 Results

•	Third Quarter 2009 Net Sales Decreased as North American Automotive Market Experienced Record Declines

•	Quiet Steel® to be Prominent at North American International Auto Show

•	Completed Sale of Morrisville, Pennsylvania Production Facility

ELK GROVE VILLAGE, IL, January 9, 2009 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated applications, today reported results for the third quarter of fiscal 2009, ended November 30, 2008.

Net sales for the third quarter of fiscal 2009 were $48.5 million, a 25.5 percent decrease compared with $65.1 million in the third quarter of fiscal 2008. The company recorded a net loss of $4.8 million, or $0.35 per diluted common share, compared with net income of $1.1 million, or $0.08 per diluted common share, in the prior year’s quarter.

“The automotive and housing industries worsened considerably during the third quarter, negatively affecting sales in MSC’s two main sectors,” said Clifford D. Nastas, chief executive officer for Material Sciences. “We expect demand from companies in these industries will remain weak through fiscal 2010, if not longer.”

“To realign our cost structure with current market conditions, we implemented a restructuring plan in the third quarter that generated cost savings of $1.4 million during that period. As business conditions continued to worsen during the quarter, we implemented a second restructuring program in the fourth quarter. These actions will generate a combined annual savings of $7.6 million, excluding restructuring charges,” Nastas said.

Nastas added, “Illustrating customers’ appreciation of our products’ technical capabilities and the continued strength of the Quiet Steel brand, Quiet Steel will again be featured prominently at the North American International Auto Show as a top technology on Ford’s all-new, 2009 F-150 truck and in Chrysler’s sales literature for its Stow ‘N Go minivan tubs.”

Results of Operations – Third Quarter Sales, Gross Profit and Income

Sales of acoustical materials, which are primarily to automotive manufacturers, decreased 17.5 percent to $26.4 million in the third quarter of fiscal 2009 from $32.0 million in the third quarter of fiscal 2008. Sharp decreases in production at automotive manufacturers reduced demand for the MSC’s engine, brakes, and body panel laminate on various automotive models. These declines were partially offset by continued growth in aftermarket brake sales in the U.S. and original equipment brake sales in Europe.

Sales of coated materials, which are mainly to appliance, building product and automotive customers, decreased 33.2 percent to $22.1 million in the third quarter from $33.1 million in the third quarter of fiscal 2008. Weakness in the housing and automotive industries caused significant declines in sales of building and fuel tank products.

Gross profit was $0.7 million in the third quarter compared with $9.0 million in the prior period. Gross margin decreased to 1.3 percent in the third quarter from 13.9 percent in the third quarter of fiscal 2008. The $8.3 million decline in gross profit includes charges of $1.4 million related to the sale of the company’s Morrisville facility and a loss on derivative instruments relating to commodity purchase contracts of $0.9 million. The remaining $6.0 million is primarily due to unfavorable operating efficiencies relating to reduced sales volume and lower scrap steel sales.

Selling, general and administrative expenses were $7.5 million in the third quarter compared with $8.4 million in the third quarter of fiscal 2008. The decrease is mainly a result of the company’s restructuring actions and spending reduction programs implemented during the quarter. These savings were partially offset by a higher bad debt expense relating to a customer bankruptcy and a charge of $0.5 million during the third quarter of fiscal 2009 relating to the sale of the company’s Morrisville facility.

Material Sciences incurred restructuring expenses of $0.6 million in the third quarter. The company recorded a loss from operations for the third quarter of $7.5 million compared with income of $0.7 million in the third quarter of fiscal 2008. It recorded other income of $0.3 million versus $1.2 million in the comparable period, mainly due to lower foreign exchange and lower interest income due to lower interest rates.

Net cash used in operations was $1.4 million for the first nine months of fiscal 2009, compared with cash provided by operations of $6.2 million in the same period last year. Capital expenditures were $3.6 million for the first nine months of fiscal 2009 versus $4.8 million in the comparable period.

Sale of Morrisville, Pennsylvania Production Facility

On December 1, 2008, MSC sold the land, building and production assets located at its Morrisville facility for $9.1 million. In the third quarter, the company recorded a total cost of $1.9 million of which $1.4 million was in cost of goods sold, mainly for the write-down of inventory and software associated with the facility, and reserves for certain product warranties and $0.5 million was selling, general and administrative expenses for legal and employee termination benefits. The company expects to record a gain on the sale of approximately $5.9 million in the fourth quarter and will receive quarterly payments beginning December 2009 on a five-year promissory note of $4.1 million with an annual interest rate of 7 percent. Additionally, the buyer may purchase up to $1.0 million of inventory during the fourth quarter.

Conference Call

Material Sciences will host a conference call to review its third quarter fiscal 2009 results on Friday, January 9, 2009, at 9:00 a.m. CT. Clifford D. Nastas, chief executive officer, and James M. Froisland, senior vice president, chief financial officer, chief information officer and corporate secretary, will discuss the company’s recent financial performance and respond to questions from the financial community.

The company invites interested investors to listen to the presentation, which will be carried live on the Internet at the company’s Web site: http://www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated applications as well as changes in industry capacity; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the Company’s products; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe; the continued successful operation of the Application Research Center in Michigan and the Application Development Center in Europe; increases in the prices of raw and other material inputs used by the Company, as well as availability; the loss, or changes in the operations, financial condition, including potential bankruptcy thereof, or results of operations, of one or more of the Company’s significant customers; our ability to retain key personnel; overcapacity in the coil coating industry; shifts in the supply model for our products; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the Company’s past and present manufacturing operations; our access to credit may be limited under our asset based credit agreement; if we do not meet the continued listing requirements of the New York Stock Exchange, our stock may not be allowed to trade on that exchange; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 29, 2008, filed with the Securities and Exchange Commission on May 29, 2008, our Form 10-Q for the quarter ended August 31, 2008, filed with the Securities and Exchange Commission on October 9, 2008, and from time to time in other reports filed with the Securities and Exchange Commission.

Additional information about Material Sciences is available at www.matsci.com.

Condensed Consolidated Statements of Operations (Unaudited)

Material Sciences Corporation and Subsidiaries

	Three Months Ended November 30,		Nine Months Ended November 30,
(In thousands, except per share data)	2008	2007	2008	2007
Net Sales	$48,484	$65,074	$162,442	$181,905
Cost of Sales	47,830	56,054	148,929	158,738

Gross Profit	654	9,020	13,513	23,167
Selling, General and Administrative Expenses	7,487	8,361	27,203	27,277
Restructuring Expenses	640	—	640	—

Income (Loss) from Operations	(7,473)	659	(14,330)	(4,110)

Other Income, Net:
Interest and Dividend Income, Net	(28)	(117)	(162)	(307)
Equity in Results of Joint Venture	(144)	(132)	(364)	(257)
Other, Net	(131)	(995)	(1,531)	(1,728)

Total Other Income, Net	(303)	(1,244)	(2,057)	(2,292)

Income (Loss) Before Provision (Benefit) for Income Taxes	(7,170)	1,903	(12,273)	(1,818)
Provision (Benefit) for Income Taxes	(2,406)	766	(4,678)	(732)

Net Income (Loss)	$(4,764)	$1,137	$(7,595)	$(1,086)

Basic Net Income (Loss) Per Share	$(0.35)	$0.08	$(0.55)	$(0.08)

Diluted Net Income (Loss) Per Share	$(0.35)	$0.08	$(0.55)	$(0.08)

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income (Loss) Per Share	13,655	14,251	13,740	14,419
Dilutive Shares	—	—	—	—

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	13,655	14,251	13,740	14,419

Outstanding Common Stock Options Having No Dilutive Effect	350	170	350	170

Condensed Consolidated Balance Sheets (Unaudited)

Material Sciences Corporation and Subsidiaries

(In thousands)	November 30, 2008	February 29, 2008
Assets:
Current Assets:
Cash and Cash Equivalents	$6,414	$7,913
Short Term Investments	—	6,933
Receivables, Less Reserves of $3,015 and $3,708, Respectively	31,258	28,547
Income Taxes Receivable	2,334	3,316
Prepaid Expenses	1,271	744
Inventories	33,119	31,811
Deferred Income Taxes	1,269	3,754
Assets Held for Sale	7,084	3,882
Other Assets	45	180

Total Current Assets	82,794	87,080

Property, Plant and Equipment	186,771	213,842
Accumulated Depreciation	(129,290)	(146,541)

Net Property, Plant and Equipment	57,481	67,301

Other Assets:
Investment in Joint Venture	2,969	3,094
Deferred Income Taxes	14,063	6,608
Other	496	232

Total Other Assets	17,528	9,934

Total Assets	$157,803	$164,315

Liabilities:
Current Liabilities:
Accounts Payable	$29,510	$22,513
Accrued Payroll Related Expenses	4,487	4,691
Accrued Expenses & Other	6,883	7,403

Total Current Liabilities	40,880	34,607

Long-Term Liabilities:
Pension and Postretirement Liabilities	8,550	9,628
Other	6,211	4,948

Total Long-Term Liabilities	14,761	14,576

Commitments and Contingencies
Shareowners’ Equity:
Preferred Stock	—	—
Common Stock	381	381
Additional Paid-In Capital	79,663	79,491
Treasury Stock at Cost	(56,088)	(52,978)
Retained Earnings	80,679	88,272
Accumulated Other Comprehensive Income	(2,473)	(34)

Total Shareowners’ Equity	102,162	115,132

Total Liabilities and Shareowners’ Equity	$157,803	$164,315

Condensed Consolidated Statements of Cash Flows (Unaudited)

Material Sciences Corporation and Subsidiaries

	Nine Months Ended November 30,
(In thousands)	2008	2007
Cash Flows From:
Operating Activities:
Net Loss	$(7,595)	$(1,086)
Adjustments to Reconcile Net Loss to Net Cash (Used in)
Provided by Operating Activities:
Gain on Sale of Marketable Securities	(841)	—
Loss on Disposal of Assets	604	33
Non-Cash Loss on Derivative Instruments	938	—
Depreciation and Accretion	8,121	8,759
Provision for Deferred Income Taxes	(4,753)	(556)
Compensatory Effect of Stock Plans	162	88
Foreign Currency Transaction Gain	(354)	(1,532)
Other, Net	(364)	(257)
Changes in Assets and Liabilities:
Receivables	(3,058)	10,802
Income Taxes Receivable	1,275	(1,704)
Prepaid Expenses	(540)	18
Inventories	(1,671)	(235)
Accounts Payable	7,871	(7,640)
Accrued Expenses	(1,446)	418
Other, Net	274	(927)

Net Cash (Used in) Provided by Continuing Operations	(1,377)	6,181
Net Cash (Used in) Provided by Discontinued Operations	—	(21)

Net Cash (Used in) Provided by Operating Activities	(1,377)	6,160

Investing Activities:
Capital Expenditures	(3,594)	(4,804)
Proceeds from Sale of Marketable Securities	6,727	—
Purchases of Short-term investment	—	(66,325)
Proceeds from Sale of Short-term investment	—	60,325
Proceeds from Exclusivity Agreement	1,250	—
Transfer of Proceeds from Exclusivity Agreement to Escrow	(1,250)	—

Net Cash Provided by (Used in) Investing Activities	3,133	(10,804)

Financing Activities:
Purchases of Treasury Stock	(3,110)	(3,298)
Issuance of Common Stock	11	140

Net Cash Used in Financing Activities	(3,099)	(3,158)

Effect of Exchange Rate Changes on Cash	(156)	56
Net Decrease in Cash	(1,499)	(7,746)
Cash and Cash Equivalents at Beginning of Period	7,913	11,667

Cash and Cash Equivalents at End of Period	$6,414	$3,921

Non-Cash Transactions:
Capital Expenditures in Accounts Payable at End of Period	$93	$564

Supplemental Cash Flow Disclosures:
Interest Paid	$63	$113
Income Taxes Paid, net	37	1,104